Exhibit 99.1
June 16, 2009
Dear Fellow Shareholders,
     Corporate Property Associates 15 (CPA®:15) was designed as a long-term investment, with the primary objectives of paying quarterly distributions at a rising rate and providing investors with inflation-protected income. We are pleased that CPA®:15 has continued to perform well through both good and challenging economic times, such as we face today. While we are mindful that defaults will occur, CPA®:15’s highly diversified portfolio remains sound. Its properties are approximately 98% occupied. Most importantly, its cash flow is strong and has continued to increase, which has allowed us to grow the cash distributions paid to investors over time. At our Board of Directors meeting held this past week, the second quarter 2009 distribution of $0.1798 per share was approved. This distribution equates to 7.25% on an annualized basis, up from 7.05% the previous quarter, and will be paid on July 15 to shareholders of record on June 30.
     Since its inception, the Board of CPA®:15 has been able to honor all redemption requests it has received, including those received through June 1. As you may recall, our redemption plan provides that redemptions would generally be limited to proceeds from our distribution reinvestment plan plus 1% of the operating cash flow of the previous fiscal year, and is also limited to 5% of outstanding shares on a rolling basis. With the June 1 redemption requests fulfilled, we have reached the 5% limitation. In light of this limitation and our desire to preserve capital and liquidity, the Board has suspended redemptions. We currently expect that the Board will re-evaluate the status of the redemption plan in the first quarter of 2010.
     We appreciate your continued confidence in our ability to manage your investment in CPA®:15. If you have any questions regarding your investment, please contact our Investor Relations Department at 1-800-WP CAREY.
     With best regards,
Most sincerely,

Wm. Polk Carey	Gordon F. DuGan	Benjamin P. Harris
Chairman	Chief Executive Officer	President
cc: Financial Advisor